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                                                                   EXHIBIT 10.18

                        AGREEMENT RELATING TO EMPLOYMENT


          Agreement dated June 1, 1994, by and between Frontier Software Development, Inc., a Delaware corporation ("Frontier") and Narendra Popat, a founder of Frontier ("Mr. Popat").

                           INTRODUCTION AND BACKGROUND

Mr. Popat is one of the founders of Frontier and in that capacity over the past ten years has worked diligently, for long hours and for relatively low pay.

          As a result of Mr. Popat's efforts, in the past year Frontier has begun to experience growth and income as its products have started to become sought after in the marketplace.

          In recognition of Mr. Popat's efforts and desiring to continue to retain Mr. Popat's services, the Board of Directors of Frontier has authorized the granting of the benefits described in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties, intending to be legally bound, agree as follows:

          1. TITLE AND DUTIES. Frontier hereby employs Mr. Popat to serve Frontier in the capacities of President and Chief Operating Officer. In accordance with such position Mr. Popat will have appropriate responsibilities, duties and authority for the management of Frontier, sufficient for the accomplishment of the goals set for him by the Board of Directors to whom he shall be responsible. Mr. Popat shall use his best efforts in directing the business of Frontier with the objective of providing maximum profit and return on invested capital; establishing current and long-range objectives, plans and policies subject to the approval of the Board, and representing Frontier with its major customers, the financial community and the public.

               The term of this Agreement will be for five (5) years commencing on June 1, 1994 and shall be automatically renewed for additional one-year periods thereafter unless either Frontier or Mr. Popat gives the other written notice of non-renewal at least twelve
               (12) months prior to the expiration of the original term or any renewal term hereof.

               Mr. Popat's salary and bonuses will be determined by the Board of Directors on an annual basis based on the condition and prospects of Frontier and the achievements of Mr. Popat. Mr. Popat will be eligible for annual merit increases in accordance with Frontier's compensation plan.


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          2.   BONUS PLAN. Mr. Popat will participate in Frontier's executive incentive plan with a target level bonus of 40% and a maximum bonus of 50% of base salary as outline in Frontier's executive incentive plan as from time to time in effect.

          3. BENEFITS. Frontier will provide Mr. Popat with and shall pay for $2,000,000 in life insurance. In addition Mr. Popat will be eligible for and receive all Frontier benefits, including but not limited to, disability insurance at no less than 100% of salary, eight (8) weeks of paid vacation, and Frontier's medical, dental and vision care plans providing for family coverage as from time to time in effect.

          4. DEATH OF MR. POPAT. If Mr. Popat's employment terminates by reason of death, Frontier will have no severance obligations to Mr. Popat aside from the foregoing Frontier provided life insurance; provided, however, if the proceeds of such life insurance are not available to Mr. Popat's beneficiaries for any reason, then Frontier will pay such beneficiaries an amount which is equivalent to Mr. Popat's Severance Pay (as defined below) as if Mr. Popat were terminated without Due Cause.

          5. DISABILITY. If Mr. Popat's employment terminates because Mr. Popat is Disabled, then Frontier will pay Mr. Popat an amount equal to (a) his base salary minus (b) any payments he actually receives under the disability policy provided for him by Frontier. This amount will be paid monthly until he is no longer Disabled. In addition during such period Frontier will provide Mr. Popat with all benefits in effect prior to his termination. As used herein the terms "Disabled" and "Disability" shall have the meanings set forth in the disability income insurance policy provided for Mr. Popat by Frontier.

          6. TERMINATION WITHOUT DUE CAUSE. In the event that Mr. Popat is terminated by Frontier without Due Cause, as defined herein, Frontier's sole liability to Mr. Popat will be to pay the amounts set forth in this Section. Specifically Frontier will pay Mr. Popat Severance Pay for a period of three (3) years as follows:
               (a) for the first twelve (12) month period following such termination an amount equal to the greater of (i) $175,000 and
               (ii) Mr. Popat's base salary as of the date of termination, and
               (b) for each subsequent period of twelve (12) months an amount equal to 120% of the amount of Mr. Popat's Severance Pay for the immediately preceding twelve (12) months. Payments of Severance Pay will be made at such time as Frontier makes its normal payroll payments. Notwithstanding the foregoing, Mr. Popat's Severance Pay will be discontinued if Mr. Popat secures comparable alternative employment as to position and pay. During the period in which Frontier is required to make payments of Severance Pay to Mr. Popat Frontier will continue to provide to Mr. Popat all benefits, reimbursement of expenses for his company car, reimbursement for full out-placement assistance by a counselor of Mr. Popat's choice up to a maximum of $25,000 reimbursement, and reimbursement for

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               reasonable travel and expenses (to the extent not reimbursed by others) connected with Mr. Popat's efforts to seek comparable employment.

          7. TERMINATION FOR DUE CAUSE. In the event that Mr. Popat is terminated for Due Cause he will not be entitled to any severance payment and Frontier will have all of the rights and remedies available to it at law and in equity.

               "Due Cause", as used herein, shall mean that (a) Mr. Popat has committed a willful, serious act, such as embezzlement, against Frontier intending to enrich himself at the expense of Frontier or, (e) the conviction of Mr. Popat of a felonious crime, but not a misdemeanor, involving moral turpitude. For purposes of this paragraph, no act, or failure to act, on Mr. Popat's part shall be considered "willful" unless done, or omitted to be done, by Mr. Popat, not in good faith and without reasonable belief that Mr. Popat's action or omission was in the best interest of Frontier.

               Notwithstanding the foregoing, Mr. Popat shall not be deemed to have been terminated for Due Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the unanimous affirmative vote of all of the members of the Board of Directors (exclusive of Mr. Popat) at a meeting of the Board called and held for the purpose (after reasonable notice to Mr. Popat and an opportunity for Mr. Popat, together with his counsel, to be heard before the Board) finding that in the good faith opinion of the Board Mr. Popat was guilty of conduct set forth above and specifying the particulars thereof in detail.

          8. TERMINATION BY MR. POPAT FOR GOOD REASON. If in anticipation of or following a Change in Control of Frontier, or following an investment of at least $1,000,000 by investors in Frontier or following an initial public offering of Frontier's stock, Mr. Popat terminates his employment for Good Reason he shall be paid the Severance Pay described above. As used herein the term "Change in Control" shall mean any event as a result of which the stockholders of Frontier immediately prior to such Change in Control would not immediately after such Change in Control beneficially own voting securities representing in the aggregate more than 50% of the combined voting power of the voting securities of the surviving entity, or the members of the Board of Directors of Frontier immediately prior to the Change in Control would not immediately after the change in Control constitute a majority of the Board of Directors of the subsequent corporation or entity. As used herein the term "Good Reason" shall mean:

               (a) Without Mr. Popat's express written consent, the assignment to Mr. Popat of any duties inconsistent with his positions, duties, responsibilities and status with frontier immediately prior to a Change in Control, as defined above, or a change in his reporting responsibilities, title or offices as in effect

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                    immediately prior to a Change in Control, or a reduction in job responsibilities or authority to a position subordinate to that provided for in this Agreement or any removal of Mr. Popat from or any failure to re-elect him to any of such positions, except in connection with the termination of his employment for Due Cause, disability or retirement or as a result of his death or by Mr. Popat other than for Good Reason;

               (b) A reduction in Mr. Popat's base salary or benefits or a breach of Frontier's obligations undertaken in this Agreement

          9. COMPANY CAR. Frontier will provide Mr. Popat with or will reimburse Mr. Popat for the cost of leasing a company car or make and model comparable to that provided to senior executives of companies in the computer hardware or software industries. Frontier will reimburse Mr. Popat for all operating expenses, maintenance and fees, including automobile insurance. In the event Mr. Popat's employment is terminated Frontier will at its expense purchase and transfer to Mr. Popat title to such company car.

          10. Frontier shall require any successor to all or substantially all of the business or assets of Frontier to assume and agree to perform this agreement in the same manner and to the same extent that Frontier would be required to perform it if no such succession had taken place.

          11. The laws of the Commonwealth of Massachusetts shall apply to the construction, interpretation and enforcement of this Agreement.


FRONTIER SOFTWARE DEVELOPMENT, INC.               MR. POPAT



By:  /s/ Anil Singhal                             /s/ Narendra Popat
    -------------------------------              -------------------------------
      Title: Chairman                            Narendra Popat
            -----------------------

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